CST Brands, Inc. Names Joseph E. Reece
To Board

San Antonio, Texas, November 24, 2015 - CST Brands, Inc. (NYSE: CST), a San Antonio-based Fortune 500 fuel and convenience retailer, today announced that the Board of Directors has appointed Joseph E. Reece as an independent director of the Company. Mr. Reece will also serve on the Company’s Executive and Nominating and Governance Committees.
The CST Nominating and Governance Committee periodically assesses the Board’s composition so that the Board encompasses a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business. Following Mr. Reece’s appointment, 9 of CST’s 11 directors are independent.
“We conducted a search for someone who would further strengthen our Board’s breadth of talent and background, and we are delighted to have identified such an outstanding individual. Joe brings extensive investment banking and capital markets experience to the CST Board; furthermore, his depth and breadth of knowledge of the industry sectors in which CST participates (retail, energy and real estate) is immense," said Michael Wargotz, Chair of CST's Nominating and Governance Committee.  "Joe's nearly three decades as an investment banker and lawyer, coupled with his deep financial markets experience, make him a perfect fit for CST's Board."
"We couldn't be more pleased to have Joe join our Board. He will be an invaluable resource, along with the rest of our Board members, in evaluating and providing oversight of our strategic initiatives and capital deployment in our ongoing efforts in creating long term value for our shareholders," said Kim Lubel, Chairman, Chief Executive Officer and President of CST.
“CST is poised for rapid and transformative growth in the energy and convenience sector. I believe my experience will provide CST’s Board an additional resource as CST’s dynamic leadership team continues to refine and execute its strategy. CST is a leader in its field and I am honored to be joining its Board,” said Mr. Reece.
Joe has more than 28 years of experience advising public and private corporations, boards, financial sponsors and institutional investors on strategy, financing, and mergers and acquisitions.  Joe has extensive experience in the real estate, consumer and retail, energy, technology, media, healthcare, financial services and industrial sectors.  During his tenure at Credit Suisse, Joe worked with a diverse group of clients including: Alibaba, Oracle, The Container Store, Smart & Final, White Wave, Bolthouse Farms, Dean Foods, Lucky

Brand, Aramark, Hilton, Marriott, Diamond Resorts, SunPower, Edison International, Edison Mission Energy, Unisource, Valero Energy, General Motors, Ford, Freeport, Blackstone, Oaktree, Ares, Sempra, Markit, Glencore, and Rio Tinto.
Joe recently concluded his 18-year career with Credit Suisse as its Global Head of Equity Capital Markets (ECM). During his career at Credit Suisse, Joe provided investment banking, capital market advisory services, and merger and acquisition advice across a broad range of industries.  As the Global Head of ECM, Joe participated in the origination and distribution of equity products globally on behalf of Credit Suisse clients, as well as developing and overseeing management protocols for the related risk book.  During his career, Joe led multiple business units both regionally and globally, participated in business turnarounds as well as new business development; and ultimately sat on both the Global Equities Management Committee and the Investment Banking Management Committee.
Prior to becoming an Investment Banker, Joe spent ten years as a practicing attorney.  Joe began his career at the United States Securities and Exchange Commission as Staff Counsel ultimately rising to become Special Counsel for the SEC’s Division of Corporation Finance. Joe also practiced law with Skadden Arps based in Los Angeles in the Corporate Practice Group.  While at Skadden Arps, Joe represented a broad group of Corporate, Financial Sponsor, and Institutional Clients in a wide range of strategic, corporate and securities matters.
Joe is currently the President and Founder of Helena Capital, a Merchant Bank with offices in New York and Los Angeles, where, in addition to principal investing, he continues to provide CEO level counseling focused on long-term value creation.
Joe is a graduate of Georgetown University Law Center and Ohio Polytechnic Institute/University of Akron. Joe also serves as a member of the board of directors of Georgetown University Law Center, the Foundation of the University of Akron, Chair-ity (a 501(c)3 providing household goods and furniture to teenagers who graduate from the Ohio Foster Care System) and was previously a member of the board of directors of the New York Foundation for the Arts and KIPP: NYC.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at approximately 1,900 locations throughout the Southwestern United States, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership, and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.
Source: CST Brands, Inc.
Investors:
CST Brands, Inc.
Randy Palmer, 210-692-2160
Executive Director – Investor Relations
or
Media:
CST Brands, Inc.
Lisa Koenig, 210-692-2659
Director of Communications
or
The DeBerry Group
Melissa Ludwig or Trish DeBerry, 210-223-2772